Exhibit 99.1

FULL CIRCLE CAPITAL CORPORATION ANNOUNCES

SECOND QUARTER FISCAL 2016 RESULTS

-         Board Forms Special Committee to Consider Strategic Alternatives        -

-         Receives $13.6 Million in Repayments         -

-         Repurchases 290,780 Shares During the Quarter        -

Greenwich, Connecticut – February 16, 2016 – Full Circle Capital Corporation (Nasdaq: FULL) (the “Company”) today announced its financial results for the fiscal second quarter ended December 31, 2015.

Financial Highlights for the Fiscal Second Quarter Ended December 31, 2015:

➢	Received $13.6 million in repayments.

➢	Total investment income of $4.8 million, compared with $4.9 million for the prior-year quarter.

➢	Net investment income (“NII”) was $2.4 million, or $0.11 per share, compared with $2.4 million, or $0.19 per share, in the prior-year quarter.

➢	Net realized and unrealized losses were $5.8 million, consisting of net unrealized gains on investments of $4.9 million and net unrealized losses on an open swap contract of $1.9 million. Net realized losses were $8.8 million.

➢	Net decrease in net assets from operations was $3.4 million, or $0.15 per share.

➢	For the quarter ended December 31, 2015, the Company repurchased 290,780 shares under its share repurchase program at a weighted average price of $3.16 per share.

➢	Per share amounts are based on approximately 22.5 million weighted average shares outstanding for the second quarter of fiscal 2016, compared to 11.9 million weighted average shares outstanding for the second quarter of fiscal 2015. The increase in weighted average shares outstanding reflects share issuances completed during calendar 2015 offset by share repurchases during the first and second quarters of fiscal 2016.

As of December 31, 2015

➢	Net asset value was $3.76 per share.

➢	Portfolio fair value, including the fair value of the Company’s open swap contract liability, was $122.8 million.

➢	Weighted average portfolio interest rate was 9.27%.

➢	81% of portfolio company investments were first lien senior secured loans.

“In the face of a volatile economic backdrop and increasingly dislocated market environment during the second fiscal quarter 2016, we purposefully limited our origination activity while receiving nearly $14 million in repayments throughout the quarter from several of our portfolio companies,” said Gregg Felton, President and Chief Executive Officer of Full Circle Capital Corporation.

“Given our expectation that the market environment could remain dislocated for some time, our Board of Directors formed a Special Committee in November 2015 to consider strategic alternatives,” added Mr. Felton. “We believe that our potential strategic alternatives, and the resulting shareholder value, will be enhanced by the continued reduction of our balance sheet investments and the concurrent increase in our cash and available liquidity.”

Review of Strategic Alternatives

Public equity market conditions for business development companies (“BDCs”) have been challenging for an extended period of time. Similar to many other BDCs, the Company’s common stock has been trading at a significant discount to its net asset value and, as a result, has limited the Company’s ability to grow and reap the benefits of increased scale, including the ability to commit to larger hold sizes, enhanced liquidity for its shareholders and substantially increased operating leverage. The Company does not believe that these market conditions are likely to abate in the near term.

In light of the current situation, the Company’s Board of Directors formed a Special Committee, composed solely of independent directors Mark C. Biderman, Edward H. Cohen and Thomas A. Ortwein, Jr., in November 2015 to consider various strategic alternatives potentially available to the Company. The Special Committee is authorized to consider, negotiate and potentially implement all strategic alternatives reasonably available to the Company, including, but not limited to, the acquisition or disposition of assets and the sale or merger of the Company. The Special Committee has engaged Houlihan Lokey Capital, Inc. as its financial advisor.

In order to maximize the types of potential strategic alternatives available to the Company and enhance the benefits to be derived therefrom for its stockholders, Management has opted to retain the cash proceeds received by the Company in connection with loan repayments and sales and have otherwise limited the Company’s origination activities. However, because the Company’s investment income has declined and is expected to continue to decline in the current and subsequent quarters as a result of this change in investment strategy, the Board of Directors has decided to suspend the declaration of any future distributions to stockholders beyond the previously declared distribution of $0.035 per share to stockholders of record on March 31, 2016 and payable on April 15, 2016.

In addition, given that the Board of Directors has chosen to pursue a strategic process which, among other things, calls for reducing the size of the Company’s investment portfolio and the resulting impact that such reduction has had and will have on the fees payable to its investment adviser, the Company’s Board of Directors has terminated, effective January 1, 2016, its investment adviser’s management and incentive fee waiver and operating expense reimbursement obligations to ensure the investment adviser’s continuing financial and operational viability pending the completion of the strategic process.

Second Quarter Fiscal 2016 Results

The Company’s net asset value at December 31, 2015 was $3.76 per share. During the quarter, the Company generated $3.7 million of interest income compared to $4.5 million in the second quarter of fiscal 2015, a decrease of 16.6%. Income from fees and other sources in the quarter totaled $1.1 million, compared to $0.4 million in the prior-year quarter.

The Company produced NII of $2.4 million, or $0.11 per share, in the quarter ended December 31, 2015, compared to $2.4 million, or $0.19 per share, in the quarter ended December 31, 2014.

Net unrealized gains of $3.0 million were comprised of $2.1 million of net unrealized appreciation on equity investments, $2.8 million of net unrealized appreciation on debt investments and $1.9 million of net unrealized depreciation on an open swap contract. Realized losses on investments were $8.8 million. Net decrease in net assets resulting from operations was $3.4 million, or $0.15 per share.

During the quarter ended December 31, 2015, the Company entered into an unfunded revolver commitment with one new portfolio company, and received $13.6 million in repayments.

At December 31, 2015, the Company’s portfolio included debt investments in 28 companies with an average of $3.9 million per debt investment. The weighted average interest rate on all outstanding debt investments was 9.27% at December 31, 2015, while the weighted average interest rate of the Company’s performing debt investments was 11.33%. At fair value, 81.0% of the Company’s portfolio investments were first lien loans, 7.3% were second lien loans and unsecured notes and 13.1% were equity investments. While gross exposure to equity investments was 13.1%, net exposure to equity investments was 4.0% as the net exposure to Granite Ridge, LLC was $2.9 million when taking the deposit on the open swap contract into account. Approximately 77% of the debt investment portfolio, at fair value, bore interest at floating rates. The loan-to-value ratio on the Company’s loans was 62% at December 31, 2015, compared to 60% at December 31, 2014.

The Company ended the quarter with no borrowings on its credit facility with Santander Bank, N.A. and approximately $49 million of available liquidity.

Share Repurchase Program

For the quarter ended December 31, 2015, the Company repurchased 290,780 shares under its share repurchase program at a weighted average price of $3.16 per share. The Company currently has 1,236,813 shares available to repurchase under its current share repurchase program.

Subsequent Events

Effective January 14, 2016, the Company participated in a restructuring process with US Shale Solutions, Inc. in which the Company exchanged its $9.0 million senior secured bonds and its warrants in return for approximately $2.2 million of a second lien term loan and equity in US Shale Solutions, Inc. As part of the restructuring, the Company funded approximately $1.1 million of a new senior secured term loan.

On February 5, 2016, Calpine Corporation announced that it has entered into a definitive agreement to acquire Granite Ridge Energy, LLC for approximately $500 million. Upon closing of the transaction, the Company is expected to receive approximately $14.5 million in exchange for the 60,000 shares of the common stock held by the Company. Upon settlement, the Company expects to contemporaneously unwind the total return swap contract hedging this position.

On February 10, 2016, the senior secured term loan with Solex Fine Foods, LLC; Catsmo, LLC was repaid with approximately $4.1 million of principal and interest received by the Company.

Conference Call Details

Management will host a conference call on Wednesday, February 17, 2016 at 8:30 am ET to discuss results. A live webcast of the conference call and accompanying slide presentation will be available at http://ir.fccapital.com. Please access the website approximately 10 minutes before the conference call begins.

To participate in the call, please call (888) 500-6951 (domestic toll-free) or (719) 325-2190 (international) and reference PIN: 9224623.

A webcast replay of the call, along with an archived copy of the presentation, will be available at http://ir.fccapital.com for one year following the call.

An audio replay will also be available until February 24, 2016, by dialing (877) 870-5176 (toll-free) or (858) 384-5517 (international), PIN: 9224623.

About Full Circle Capital Corporation

Full Circle Capital Corporation (www.fccapital.com) is a closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Full Circle lends to and invests in senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by lower middle-market companies that operate in a diverse range of industries. Full Circle’s investment objective is to generate both current income and capital appreciation through debt and equity investments. For additional information visit the company’s website www.fccapital.com.

Forward-Looking Statements

This press release contains forward-looking statements which relate to future events or Full Circle's future performance or financial condition. Any statements that are not statements of historical fact (including statements containing the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Full Circle's filings with the Securities and Exchange Commission. Full Circle undertakes no duty to update any forward-looking statements made herein.

Company Contact:	Investor Relations Contacts:
Gregg J. Felton, President and Chief Executive Officer	Garrett Edson/Brad Cohen
John E. Stuart, Chairman	ICR, LLC
Michael J. Sell, Chief Financial Officer, Treasurer and Secretary	(203) 682-8200
Full Circle Capital Corporation
(203) 900 – 2100
info@fccapital.com

  FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	December 31, 2015	June 30, 2015
	(Unaudited)
Assets
Control Investments at Fair Value (Cost of $4,744,935 and $11,409,596, respectively)	$5,026,820	$5,812,064
Affiliate Investments at Fair Value (Cost of $24,200,577 and $24,434,726, respectively)	9,254,356	16,019,272
Non-Control/Non-Affiliate Investments at Fair Value (Cost of $118,425,234 and $136,351,581, respectively)	110,181,564	130,282,423
Total Investments at Fair Value (Cost of $147,370,746 and $172,195,903, respectively)	124,462,740	152,113,759

Cash	3,733,719	3,736,563
Receivable from Swap Counterparty	1,320,000	-
Interest Receivable	2,201,494	1,903,606
Principal Receivable	135,499	23,287
Distributions Receivable	-	15,141
Due from Affiliates	224,253	605,749
Due from Portfolio Investments	155,691	180,300
Receivable on Open Swap Contract	35,719	1,081
Prepaid Expenses	184,767	66,105
Other Assets	26,447	1,483,578
Deferred Offering Expenses	367,807	328,168
Deferred Credit Facility Fees	122,434	267,645

Total Assets	132,970,570	160,724,982

Liabilities
Open Swap Contract, at Fair Value	1,650,000	-
Due to Affiliates	1,104,327	1,052,489
Accrued Liabilities	142,944	179,378
Deposit from Swap Counterparty	11,700,000	10,380,000
Payable for Investments Acquired	-	15,020,000
Distributions Payable	786,529	813,240
Interest Payable	-	57,605
Other Liabilities	157,084	305,957
Accrued Offering Expenses	1,200	7,258
Notes Payable 8.25% due June 30, 2020 (plus unamortized premium of $146,938 and $158,504 and less deferred debt issuance costs of $753,860 and $833,541, respectively)	33,038,603	32,970,488

Total Liabilities	48,580,687	60,786,415
Commitments and contingencies	-	-

Net Assets	$84,389,883	$99,938,567

Components of Net Assets
Common Stock, par value $0.01 per share (100,000,000 authorized; 22,472,243 and 23,235,430 issued and outstanding, respectively)	$224,722	$232,354
Paid-in Capital in Excess of Par	130,072,314	132,487,067
Distributions in Excess of Net Investment Income	(119,318)	(119,318)
Accumulated Net Realized Losses	(21,229,829)	(12,579,392)
Accumulated Net Unrealized Losses	(24,558,006)	(20,082,144)
Net Assets	$84,389,883	$99,938,567

Net Asset Value Per Share	$3.76	$4.30

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Investment Income
Interest Income from Non-Control/Non-Affiliate Investments	$3,228,102	$3,367,613	$6,639,356	$6,175,544
Interest Income from Affiliate Investments	335,984	665,621	950,442	1,206,181
Interest Income from Control Investments	160,844	433,638	329,625	962,746
Dividend Income from Control Investments	-	-	20,647	-
Other Income from Non-Control/Non-Affiliate Investments	1,080,304	408,586	1,576,823	584,591
Other Income from Affiliate Investments	1,600	5,822	3,381	15,292
Other Income from Control Investments	12,500	12,500	25,000	25,000
Other Income from Non-Investment Sources	9,999	18,440	24,681	29,490
Total Investment Income	4,829,333	4,912,220	9,569,955	8,998,844

Operating Expenses
Management Fee	548,857	581,329	1,160,786	1,153,887
Incentive Fee	534,585	526,242	1,016,362	916,092
Total Advisory Fees	1,083,442	1,107,571	2,177,148	2,069,979

Allocation of Overhead Expenses	60,884	36,962	108,022	73,517
Sub-Administration Fees	66,891	66,595	138,729	129,804
Officers’ Compensation	76,307	75,913	152,613	151,826
Total Costs Incurred Under Administration Agreement	204,082	179,470	399,364	355,147

Directors’ Fees	38,750	40,750	84,500	88,696
Interest Expenses	974,500	1,177,094	1,978,329	2,179,477
Professional Services Expense	213,973	139,926	553,525	359,594
Bank Fees	7,060	10,918	15,801	21,189
Other	169,186	151,523	295,841	260,394

Total Gross Operating Expenses	2,690,993	2,807,252	5,504,508	5,334,476

Management Fee Waiver and Expense Reimbursement	(223,384)	(248,373)	(720,493)	(531,047)

Total Net Operating Expenses	2,467,609	2,558,879	4,784,015	4,803,429

Net Investment Income	2,361,724	2,353,341	4,785,940	4,195,415
Net Change in Unrealized Gain (Loss) on:
Investments	4,859,971	(7,624,759)	(2,825,862)	(9,639,794)
Open Swap Contract	(1,875,000)	-	(1,650,000)	-
Net Change in Unrealized Gain (Loss)	2,984,971	(7,624,759)	(4,475,862)	(9,639,794)
Net Realized Gain (Loss) on:
Non-Control/Non-Affiliate Investments	(4,542,001)	(1,131,014)	(4,459,640)	(728,107)
Affiliate Investments	1,712,323	-	1,712,323	-
Control Investments	(6,052,901)	(170,438)	(6,106,007)	(170,438)
Open Swap Contract	103,332	-	202,988	-
Foreign Currency Transactions	(101)	-	(101)	(1,248)
Net Realized Gain (Loss)	(8,779,348)	(1,301,452)	(8,650,437)	(899,793)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(3,432,653)	$(6,572,870)	$(8,340,359)	$(6,344,172)

Earnings (Loss) per Common Share Basic and Diluted	$(0.15)	$(0.55)	$(0.36)	$(0.53)
Net Investment Income per Common Share Basic and Diluted	$0.11	$0.19	$0.21	$0.35
Weighted Average Shares of Common Stock Outstanding Basic and Diluted	22,527,816	11,949,034	22,851,579	11,913,284

FULL CIRCLE CAPITAL CORPORATION AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	Three months ended December 31, 2015	Three months ended December 31, 2014	Six months ended December 31, 2015	Six months ended December 31, 2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Per Share Data (1) :
Net asset value at beginning of period	$4.00	$6.24	$4.30	$6.38
Accretion (dilution) from offerings (2)	-	-	-	0.04
Accretion from share repurchases(3)	0.01	-	0.03	-
Offering costs	-	(0.00)	-	0.00
Net investment income(4)	0.11	0.19	0.21	0.35
Net change in unrealized gain (loss)	0.14	(0.64)	(0.19)	(0.81)
Net realized gain (loss)	(0.39)	(0.11)	(0.38)	(0.08)
Dividends from net investment income	(0.11)	(0.19)	(0.21)	(0.35)
Return of capital	-	(0.01)	-	(0.05)
Net asset value at end of period	$3.76	$5.48	$3.76	$5.48

(1)	Financial highlights are based on weighted average shares outstanding.
(2)	Accretion and dilution from offering(s) is based on the net change in net asset value from each follow-on offering.
(3)	Accretion from share repurchases during the period is based on the net change in net asset value from the share repurchases.
(4)	Net investment income (loss) per share is calculated based on the beginning of year and end of year shares outstanding.